Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

February 9, 2018Omaha, Nebraska

CONTACT:Craig Allen

Chief Financial Officer

800-283-2357

America First Multifamily Investors, L.P. Schedules Fourth Quarter 2017 Earnings Conference Call for Thursday, March 1, 2018 at 4:30 p.m. Eastern Standard Time

Omaha, Nebraska – February 9, 2018 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) announced today that it will host a conference call for investors on Thursday, March 1, 2018 at 4:30 p.m. Eastern Standard Time to discuss the Partnership’s Fourth Quarter 2017 results.

ATAX was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties and commercial properties.

Participants can access the Fourth Quarter 2017 Earnings Conference call in one of two ways:

•	Webcast link: https://edge.media-server.com/m6/p/c2vb8nky for registration on Thursday, March 1, 2018, approximately 30 minutes prior to the start of the earnings call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID# 7398379 ten minutes before the earnings call is scheduled to begin, to listen to the audio portion only.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.